Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:
Anne Bork
(248) 447-5914

Media:
Andrea Puchalsky
(248) 447-1651

Lear Eliminates Poison Pill

     Southfield, Mich., December 9, 2004 — Lear Corporation [NYSE: LEA] today announced that its Board of Directors has voted to amend its shareholder rights plan, commonly known as a poison pill. As a result of this amendment, the rights plan will automatically expire at the close of business on December 15, 2004. The rights plan had been scheduled to expire in March 2010.

     The company also announced today that its Board of Directors has approved a new policy on shareholder rights plans. The policy, which becomes effective after the expiration of the current shareholder rights plan, requires the Board to submit the adoption or extension of any future rights plan to a vote of stockholders, subject to the Board’s continuing fiduciary duties which may dictate otherwise depending on the circumstances. Any shareholder rights plan adopted or extended without stockholder approval must be approved by a majority of independent directors.

     Lear Corporation, a FORTUNE 500 company headquartered in Southfield, Michigan, USA, focuses on integrating complete automotive interiors, including seat systems, interior trim and electrical systems. With annual net sales of $15.75 billion in 2003, Lear is one of the world’s largest automotive interior systems suppliers. The company’s world-class products are designed, engineered and manufactured by more than 110,000 employees. At December 31, 2003, Lear had 289 facilities located in 34 countries. Further information about Lear and its products is available on the Internet at www.lear.com.

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